
                                                                                    EXHIBIT 11

                         THE BEAR STEARNS COMPANIES INC.
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                   (UNAUDITED)


                                                                         Five-Months Ended
                                                               -------------------------------------
                                                                November 26,            November 27,
                                                                    1999                    1998
                                                               --------------------------------------
                                                                  (In thousands, except per share data)
Weighted average common
      and common equivalent
      shares outstanding:
         Average Common Stock outstanding                          122,832                  125,018
         Average Common Stock
            equivalents:
              Common Stock issuable
                under employee benefit plans                           490                      511
              Common Stock issuable
                assuming conversion of CAP Units                    42,262                   41,712
                                                               ------------             ------------
Total weighted average common and
      common equivalent shares outstanding (1)                     165,584                  167,241
                                                               ============             ============

Net income                                                        $285,814                 $130,268

Preferred Stock dividend requirements                              (16,297)                 (16,614)

Income adjustment (net of tax) applicable
      to deferred compensation arrangements                         25,839                    7,907
                                                               ------------             ------------
Adjusted net income                                               $295,356                 $121,561
                                                               ============             ============
Earnings per share (1)                                              $ 1.78                   $ 0.73
                                                               ============             ============


(1) Reflects all stock dividends declared through October 29, 1999.


